EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A of our Independent Auditors' Report dated April 22, 2019 relating to the balance sheet of Building Bits Properties I, LLC as of December 31, 2018 and 2017, the related statements of operations, member’s equity (deficit), and of cash flows for the year ended December 31, 2018 and the period from February 24, 2017 (“Inception”) through December 31, 2017, and the related notes to the financial statements.

/s/ dbbmckennon
Newport Beach, California
May 7, 2019